Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Diane Carlini
Lexar Media Inc.
(510) 580-5604
dcarlini@lexar.com

Investor Relations:	Jennifer Jarman
The Blueshirt Group
415-217-7722
jennifer@blueshirtgroup.com
Lexar and Samsung Extend and Renew Strategic Supply
and License Agreements
FREMONT, Ca., October 27, 2005 — Lexar Media, Inc. (Nasdaq: LEXR), a world leader in advanced digital media technologies, today announced that Lexar and Samsung Electronics Co., Ltd. have agreed to a significant extension and renewal of their strategic supply and license agreements. The new agreement extends the supply agreement for an additional five year term, through March 2011, expands the range of products covered by the original agreement and improves the overall terms of purchase for Lexar.
“Lexar has experienced extraordinary growth over the past five years with the support of Samsung which has clearly shown its leadership through its large investment in the NAND market,” said Eric Stang, chairman, president and chief executive officer, Lexar. “This is a fundamental agreement that builds on that partnership and adds important improvements to it. We expect it to be an important contributor to our growth and profitability in the years ahead.”
The new agreement also significantly expands the scope of the company’s current royalty-bearing license agreement to cover Samsung products that were not previously included in the original license grant.
“As the flash memory market has developed, Samsung’s original agreement did not cover all types of flash memory products covered by our extensive patent portfolio,” said Eric Whitaker, executive vice president and general counsel, Lexar. “We appreciate that Samsung recognizes Lexar’s pioneering work in NAND flash system and controller technology and the value that Lexar’s patents bring to Samsung.”
Other terms of the agreement were not disclosed.

About Lexar Media, Inc.
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 88 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about anticipated benefits of the renewed agreements with Samsung and anticipated future growth. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins or market share; future average selling prices may continue to erode due to excess industry capacity and extreme price competition which may impact our margins and our ability to maintain our position at our retail accounts; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to manage our inventory levels, our operating results will be negatively impacted; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; our licensing revenues may fluctuate significantly as the payments from Samsung will be made over a short period of time and we may be unable to secure new license or royalty revenue; increased competition in the digital media market may lead to a decrease in our revenues and market share; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property, and products class action litigation, and may become involved in additional litigation, the outlook of which is highly uncertain, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in our filings with the SEC, including our most recently filed Form 10-K and Form 10-Q. We assume no obligation to update the information in this release.

Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.